Exhibit 99.1

For Immediate Release

Contacts:  Courtney Guertin

Corporate Communications Manager

401-457-9501

courtney.guertin@linmedia.com

Richard Schmaeling, Chief Financial Officer

401-457-9510

richard.schmaeling@linmedia.com

LIN TV Corp. Announces $290 Million Senior Notes Offering by LIN Television Corporation

PROVIDENCE, R.I., October 4, 2012 — LIN TV Corp. (“LIN Media” or the “Company”; NYSE: TVL) today announced that its wholly-owned subsidiary, LIN Television Corporation, intends to offer to eligible purchasers, subject to market conditions and other factors, $290.0 million of its Senior Notes due 2021 (the “Notes”). The Notes will be guaranteed by LIN TV Corp. and LIN Television Corporation’s wholly-owned subsidiaries. Net proceeds from the sale of the Notes will be used to finance a portion of the purchase price for the previously announced acquisition of 13 network-affiliates (including 10 that are affiliated with ABC, CBS, FOX or NBC) in eight U.S. markets owned by New Vision Television.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or applicable state securities laws and may not be offered or sold in the U.S. absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. LIN Television Corporation plans to offer and issue the Notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the U.S. pursuant to Regulation S under the Securities Act.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

The information included in this press release includes forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, about LIN Television Corporation’s plans regarding the issuance of the Notes, the guarantee of the Notes by LIN TV Corp. and LIN Television Corporation’s wholly-owned subsidiaries and the use of the proceeds from the sale of the Notes. The Company has based these forward-looking statements on its current assumptions, knowledge, expectations and projections about certain future events. Although the Company believes that its assumptions made in connection with the forward-looking statements contained herein are reasonable, no assurances can be given that its assumptions and expectations will prove to be correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by applicable law. In light of these risks, uncertainties and assumptions, the future events discussed in this press release might not occur or could differ materially from the events described in the forward-looking statements contained herein.

About LIN Media

LIN Media is a local multimedia company that operates or services 32 network-affiliates, more than 50 television and niche web sites, and a growing suite of mobile products.  LIN Media’s highly-rated network-affiliates deliver important local news and community stories along with top-rated sports and entertainment programming to 7.3% of U.S. television homes.  The Company’s digital media operations focus on emerging media and interactive technologies that deliver performance-driven digital marketing solutions to some of the nation’s most respected agencies and brands.   LIN TV Corp. is traded on the NYSE under the symbol “TVL”.